SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13D

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 3)*

EASTMAN KODAK COMPANY

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

277461406

(CUSIP Number)

Eric M. Albert

BlueMountain Capital Management, LLC

280 Park Avenue, 12th Floor

New York, New York 10017

212-905-5647

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

March 14, 2017

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 277461406

1	NAMES OF REPORTING PERSONS BlueMountain Capital Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 7,682,437 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 7,682,437 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,682,437 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 17.9% (2)
14	TYPE OF REPORTING PERSON (See instructions) IA

(1)	Includes the 511,358 Warrants (as defined in Item 1) held by the BlueMountain Funds (as defined in Item 2).
(2)	The percentage set forth in Row 13 of this Cover Page is based on the 42,430,666 shares of Common Stock (as defined in Item 1) of the Issuer (as defined in Item 1) outstanding as of March 1, 2017, as reported on Form 10-K (as defined in Item 5), and is calculated assuming that the Warrants held by the BlueMountain Funds, but no other Warrants, have been exercised.

CUSIP No. 277461406

1	NAMES OF REPORTING PERSONS BlueMountain GP Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 6,614,778 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 6,614,778 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,614,778 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 15.4% (2)
14	TYPE OF REPORTING PERSON (See instructions) OO

(1)	Includes the 409,176 Warrants held by the Partnerships (as defined in Item 2).
(2)	The percentage set forth in Row 13 of this Cover Page is based on the 42,430,666 shares of Common Stock of the Issuer outstanding as of March 1, 2017, as reported on Form 10-K, and is calculated assuming that the Warrants held by the Partnerships, but no other Warrants, have been exercised.

CUSIP No. 277461406

1	NAMES OF REPORTING PERSONS Blue Mountain Credit GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 3,084,841 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 3,084,841 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,084,841 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.2% (2)
14	TYPE OF REPORTING PERSON (See instructions) OO

(1)	Includes the 205,338 Warrants held by Credit Alternatives (as defined in Item 2).
(2)	The percentage set forth in Row 13 of this Cover Page is based on the 42,430,666 shares of Common Stock of the Issuer outstanding as of March 1, 2017, as reported on Form 10-K, and is calculated assuming that the Warrants held by Credit Alternatives, but no other Warrants, have been exercised.

CUSIP No. 277461406

1	NAMES OF REPORTING PERSONS Blue Mountain CA Master Fund GP, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 3,084,841 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 3,084,841 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,084,841 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.2% (2)
14	TYPE OF REPORTING PERSON (See instructions) CO

(1)	Includes the 205,338 Warrants held by Credit Alternatives.
(2)	The percentage set forth in Row 13 of this Cover Page is based on the 42,430,666 shares of Common Stock of the Issuer outstanding as of March 1, 2017, as reported on Form 10-K, and is calculated assuming that the Warrants held by Credit Alternatives, but no other Warrants, have been exercised.

CUSIP No. 277461406

1	NAMES OF REPORTING PERSONS Blue Mountain Credit Alternatives Master Fund L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 3,084,841 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 3,084,841 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,084,841 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.2% (2)
14	TYPE OF REPORTING PERSON (See instructions) PN

(1)	Includes the 205,338 Warrants held by Credit Alternatives.
(2)	The percentage set forth in Row 13 of this Cover Page is based on the 42,430,666 shares of Common Stock of the Issuer outstanding as of March 1, 2017, as reported on Form 10-K, and is calculated assuming that the Warrants held by Credit Alternatives, but no other Warrants, have been exercised.

CUSIP No. 277461406

1	NAMES OF REPORTING PERSONS BlueMountain Long/Short Credit GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 197,418 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 197,418 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 197,418 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.5% (2)
14	TYPE OF REPORTING PERSON (See instructions) OO

(1)	Includes the 13,140 Warrants held by Guadalupe (as defined in Item 2).
(2)	The percentage set forth in Row 13 of this Cover Page is based on the 42,430,666 shares of Common Stock of the Issuer outstanding as of March 1, 2017, as reported on Form 10-K, and is calculated assuming that the Warrants held by Guadalupe, but no other Warrants, have been exercised.

CUSIP No. 277461406

1	NAMES OF REPORTING PERSONS BlueMountain Guadalupe Peak Fund L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 197,418 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 197,418 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 197,418 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.5% (2)
14	TYPE OF REPORTING PERSON (See instructions) PN

(1)	Includes the 13,140 Warrants held by Guadalupe.
(2)	The percentage set forth in Row 13 of this Cover Page is based on the 42,430,666 shares of Common Stock of the Issuer outstanding as of March 1, 2017, as reported on Form 10-K, and is calculated assuming that the Warrants held by Guadalupe, but no other Warrants, have been exercised.

CUSIP No. 277461406

1	NAMES OF REPORTING PERSONS BlueMountain Timberline Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 335,330 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 335,330 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 335,330 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.8% (2)
14	TYPE OF REPORTING PERSON (See instructions) CO

(1)	Includes the 22,318 Warrants held by Timberline (as defined in Item 2).
(2)	The percentage set forth in Row 13 of this Cover Page is based on the 42,430,666 shares of Common Stock of the Issuer outstanding as of March 1, 2017, as reported on Form 10-K, and is calculated assuming that the Warrants held by Timberline, but no other Warrants, have been exercised.

CUSIP No. 277461406

1	NAMES OF REPORTING PERSONS BlueMountain Kicking Horse Fund GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 259,851 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 259,851 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 259,851 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.6% (2)
14	TYPE OF REPORTING PERSON (See instructions) OO

(1)	Includes the 17,296 Warrants held by Kicking Horse (as defined in Item 2).
(2)	The percentage set forth in Row 13 of this Cover Page is based on the 42,430,666 shares of Common Stock of the Issuer outstanding as of March 1, 2017, as reported on Form 10-K, and is calculated assuming that the Warrants held by Kicking Horse, but no other Warrants, have been exercised.

CUSIP No. 277461406

1	NAMES OF REPORTING PERSONS BlueMountain Kicking Horse Fund L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 259,851 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 259,851 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 259,851 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.6% (2)
14	TYPE OF REPORTING PERSON (See instructions) PN

(1)	Includes the 17,296 Warrants held by Kicking Horse.
(2)	The percentage set forth in Row 13 of this Cover Page is based on the 42,430,666 shares of Common Stock of the Issuer outstanding as of March 1, 2017, as reported on Form 10-K, and is calculated assuming that the Warrants held by Kicking Horse, but no other Warrants, have been exercised.

CUSIP No. 277461406

1	NAMES OF REPORTING PERSONS BlueMountain Credit Opportunities GP I, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,967,378 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,967,378 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,967,378 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.6% (2)
14	TYPE OF REPORTING PERSON (See instructions) OO

(1)	Includes the 130,956 Warrants held by COF (as defined in Item 2).
(2)	The percentage set forth in Row 13 of this Cover Page is based on the 42,430,666 shares of Common Stock of the Issuer outstanding as of March 1, 2017, as reported on Form 10-K, and is calculated assuming that the Warrants held by COF, but no other Warrants, have been exercised.

CUSIP No. 277461406

1	NAMES OF REPORTING PERSONS BlueMountain Credit Opportunities Master Fund I L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,967,378 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,967,378 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,967,378 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.6% (2)
14	TYPE OF REPORTING PERSON (See instructions) PN

(1)	Includes the 130,956 Warrants held by COF.
(2)	The percentage set forth in Row 13 of this Cover Page is based on the 42,430,666 shares of Common Stock of the Issuer outstanding as of March 1, 2017, as reported on Form 10-K, and is calculated assuming that the Warrants held by COF, but no other Warrants, have been exercised.

CUSIP No. 277461406

1	NAMES OF REPORTING PERSONS BlueMountain Distressed GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 364,596 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 364,596 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 364,596 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.9% (2)
14	TYPE OF REPORTING PERSON (See instructions) OO

(1)	Includes the 24,266 Warrants held by Distressed (as defined in Item 2).
(2)	The percentage set forth in Row 13 of this Cover Page is based on the 42,430,666 shares of Common Stock of the Issuer outstanding as of March 1, 2017, as reported on Form 10-K, and is calculated assuming that the Warrants held by Distressed, but no other Warrants, have been exercised.

CUSIP No. 277461406

1	NAMES OF REPORTING PERSONS BlueMountain Distressed Master Fund L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 364,596 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 364,596 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 364,596 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.9% (2)
14	TYPE OF REPORTING PERSON (See instructions) PN

(1)	Includes the 24,266 Warrants held by Distressed.
(2)	The percentage set forth in Row 13 of this Cover Page is based on the 42,430,666 shares of Common Stock of the Issuer outstanding as of March 1, 2017, as reported on Form 10-K, and is calculated assuming that the Warrants held by Distressed, but no other Warrants, have been exercised.

CUSIP No. 277461406

1	NAMES OF REPORTING PERSONS BlueMountain Montenvers GP S.à r.l.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 732,329 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 732,329 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 732,329 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.7% (2)
14	TYPE OF REPORTING PERSON (See instructions) CO

(1)	Includes the 79,864 Warrants held by Montenvers (as defined in Item 2).
(2)	The percentage set forth in Row 13 of this Cover Page is based on the 42,430,666 shares of Common Stock of the Issuer outstanding as of March 1, 2017, as reported on Form 10-K, and is calculated assuming that the Warrants held by Montenvers, but no other Warrants, have been exercised.

CUSIP No. 277461406

1	NAMES OF REPORTING PERSONS BlueMountain Montenvers Master Fund SCA SICAV-SIF
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 732,329 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 732,329 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 732,329 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.7% (2)
14	TYPE OF REPORTING PERSON (See instructions) PN

(1)	Includes the 79,864 Warrants held by Montenvers.
(2)	The percentage set forth in Row 13 of this Cover Page is based on the 42,430,666 shares of Common Stock of the Issuer outstanding as of March 1, 2017, as reported on Form 10-K, and is calculated assuming that the Warrants held by Montenvers, but no other Warrants, have been exercised.

CUSIP No. 277461406

1	NAMES OF REPORTING PERSONS BlueMountain Strategic Credit GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 273,150 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 273,150 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 273,150 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.6% (2)
14	TYPE OF REPORTING PERSON (See instructions) OO

(1)	Includes the 18,180 Warrants held by Strategic Credit (as defined in Item 2).
(2)	The percentage set forth in Row 13 of this Cover Page is based on the 42,430,666 shares of Common Stock of the Issuer outstanding as of March 1, 2017, as reported on Form 10-K, and is calculated assuming that the Warrants held by Strategic Credit, but no other Warrants, have been exercised.

CUSIP No. 277461406

1	NAMES OF REPORTING PERSONS BlueMountain Strategic Credit Master Fund L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 273,150 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 273,150 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 273,150 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.6% (2)
14	TYPE OF REPORTING PERSON (See instructions) PN

(1)	Includes the 18,180 Warrants held by Strategic Credit.
(2)	The percentage set forth in Row 13 of this Cover Page is based on the 42,430,666 shares of Common Stock of the Issuer outstanding as of March 1, 2017, as reported on Form 10-K, and is calculated assuming that the Warrants held by Strategic Credit, but no other Warrants, have been exercised.

CUSIP No. 277461406

1	NAMES OF REPORTING PERSONS BlueMountain Summit Opportunities GP II, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 467,544
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 467,544
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 467,544
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.1% (1)
14	TYPE OF REPORTING PERSON (See instructions) OO

(1)	The percentage set forth in Row 13 of this Cover Page is based on the 42,430,666 shares of Common Stock of the Issuer outstanding as of March 1, 2017, as reported on Form 10-K.

CUSIP No. 277461406

1	NAMES OF REPORTING PERSONS BlueMountain Summit Trading L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 467,544
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 467,544
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 467,544
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.1% (1)
14	TYPE OF REPORTING PERSON (See instructions) PN

(1)	The percentage set forth in Row 13 of this Cover Page is based on the 42,430,666 shares of Common Stock of the Issuer outstanding as of March 1, 2017, as reported on Form 10-K.

CUSIP No. 277461406

Item 1. Security of the Issuer.

This Amendment No. 3 amends the Schedule 13D filed with the Securities and Exchange Commission on September 13, 2013 (as amended by Amendment No. 1 thereto filed on October 8, 2013 and Amendment No. 2 thereto filed on December 1, 2014, the “Schedule 13D”), relating to the shares of Common Stock, par value $0.01 per share (the “Common Stock”), of Eastman Kodak Company, a New Jersey corporation (the “Issuer”), net-share settled warrants to purchase Common Stock at an exercise price of $14.93 per share (the “125% Warrants”) and net-share settled warrants to purchase Common Stock at an exercise price of $16.12 per share (the “135% Warrants” and, together with the 125% Warrants, the “Warrants”). The Issuer’s principal executive office is located at 343 State Street, Rochester, New York 14650. Unless specifically amended hereby, the disclosures set forth in the Schedule 13D remain unchanged.

Item 2. Identity and Background.

Paragraphs (a), (b), (c) and (f) of Item 2 of the Schedule 13D are hereby deleted and replaced with the following:

(a-c) This Statement is being filed by the following beneficial owners of Common Stock and Warrants (each, a “Reporting Person”):

(i)	Blue Mountain Credit Alternatives Master Fund L.P., a Cayman Islands exempted limited partnership (“Credit Alternatives”), with respect to the Common Stock and Warrants directly owned by it;

(ii)	Blue Mountain CA Master Fund GP, Ltd., a Cayman Islands exempted limited company (“BMCA GP”), with respect to the Common Stock and Warrants directly owned by Credit Alternatives;

(iii)	Blue Mountain Credit GP, LLC, a Delaware limited liability company (“BMC GP”), which serves as the sole owner of BMCA GP, with respect to the Common Stock and Warrants directly owned by Credit Alternatives;

(iv)	BlueMountain Guadalupe Peak Fund L.P., a Delaware limited partnership (“Guadalupe”), with respect to the Common Stock and Warrants directly owned by it;

(v)	BlueMountain Long/Short Credit GP, LLC, a Delaware limited liability company (“Long/Short Credit GP”), with respect to the Common Stock and Warrants directly owned by Guadalupe;

(vi)	BlueMountain Kicking Horse Fund L.P., a Cayman Islands exempted limited partnership (“Kicking Horse”), with respect to the Common Stock and Warrants directly owned by it;

(vii)	BlueMountain Kicking Horse Fund GP, LLC, a Delaware limited liability company (“Kicking Horse GP”), with respect to the Common Stock and Warrants directly owned by Kicking Horse;

(viii)	BlueMountain Credit Opportunities Master Fund I L.P., a Cayman Islands exempted limited partnership (“COF”), with respect to the Common Stock and Warrants directly owned by it;

(ix)	BlueMountain Credit Opportunities GP I, LLC, a Delaware limited liability company (“COF GP”), with respect to the Common Stock and Warrants directly owned by COF;

(x)	BlueMountain Distressed Master Fund L.P., a Cayman Islands exempted limited partnership (“Distressed”), with respect to the Common Stock and Warrants directly owned by it;

(xi)	BlueMountain Distressed GP, LLC, a Delaware limited liability company (“Distressed GP”), with respect to the Common Stock and Warrants directly owned by Distressed;

(xii)	BlueMountain Strategic Credit Master Fund L.P., a Cayman Islands exempted limited partnership (“Strategic Credit”), with respect to the Common Stock and Warrants directly owned by it;

(xiii)	BlueMountain Strategic Credit GP, LLC, a Delaware limited liability company (“Strategic Credit GP”), with respect to the Common Stock and Warrants directly owned by Strategic Credit;

(xiv)	BlueMountain Summit Trading L.P., a Delaware limited partnership (“BMST” and, together with Credit Alternatives, Guadalupe, Kicking Horse, COF, Distressed and Strategic Credit, the “Partnerships”), with respect to the Common Stock directly owned by it;

(xv)	BlueMountain Summit Opportunities GP II, LLC, a Delaware limited liability company (“BMST GP” and, together with BMC GP, Long/Short Credit GP, Kicking Horse GP, COF GP, Distressed GP and Strategic Credit GP, the “General Partners”), with respect to the Common Stock directly owned by BMST;

CUSIP No. 277461406

(xvi)	BlueMountain Montenvers Master Fund SCA SICAV-SIF, an investment company with variable share capital organized as a specialized investment fund in the form of a corporate partnership limited by shares under the laws of Luxembourg (“Montenvers”), with respect to the Common Stock and Warrants directly owned by it;

(xvii)	BlueMountain Montenvers GP S.à r.l., a private limited company incorporated under the laws of Luxembourg (“Montenvers GP”), with respect to the Common Stock and Warrants directly owned by Montenvers;

(xviii)	BlueMountain Timberline Ltd., a Cayman Islands exempted limited company (“Timberline” and, together with the Partnerships and Montenvers, the “BlueMountain Funds”), with respect to the Common Stock and Warrants directly owned by it;

(xix)	BlueMountain GP Holdings, LLC, a Delaware limited liability company (the “Ultimate General Partner”), which serves as the sole owner of each of the General Partners, with respect to the Common Stock and Warrants directly owned by each of the Partnerships; and

(xx)	BlueMountain Capital Management, LLC, a Delaware limited liability company (the “Investment Manager”), which serves as investment manager to the BlueMountain Funds and the sole owner of Montenvers GP, and has investment discretion with respect to the Common Stock and Warrants directly owned by the BlueMountain Funds.

The principal business of: (i) each of the BlueMountain Funds is to serve as a private investment fund; (ii) each of BMCA GP, Kicking Horse GP, COF GP, Distressed GP, Strategic Credit GP, BMST GP and Montenvers GP is to serve as the general partner of Credit Alternatives, Kicking Horse, COF, Distressed, Strategic Credit, BMST and Montenvers, respectively; (iii) BMC GP is to serve as the sole owner of BMCA GP; (iv) Long/Short Credit GP is to serve as the general partner of Guadalupe; (v) the Ultimate General Partner is to serve as the sole owner of each of the General Partners; and (vi) the Investment Manager is to serve as investment manager to, and to make investment decisions on behalf of, the BlueMountain Funds and to serve as the sole owner of Montenvers GP.

The executive officers, directors, and control persons of the Reporting Persons are as follows:

Andrew Feldstein	Chief Executive Officer and Co-Chief Investment Officer of the Investment Manager; Chief Executive Officer and Co-Chief Investment Officer of the Ultimate General Partner; Director of BMCA GP; Manager of BMC GP; Manager of Long/Short Credit GP; Manager of Kicking Horse GP; Manager of COF GP; Manager of Distressed GP; Manager of BMST GP; Director of Timberline

Michael Liberman	Co-President and Partner of the Investment Manager; Co-President and Partner of the Ultimate General Partner

Stephen Siderow	Co-President and Partner of the Investment Manager; Co-President and Partner of the Ultimate General Partner

Derek Smith	Co-Chief Investment Officer and Partner of the Investment Manager; Co-Chief Investment Officer and Partner of the Ultimate General Partner

Nathaniel Dalton	Director of BMCA GP; Manager of BMC GP

Alan Gerstein	Manager of Long/Short Credit GP; Manager of COF GP; Manager of Distressed GP; Manager of Montenvers GP; Manager of BMST GP; Manager of Kicking Horse GP; Director of Timberline

Elizabeth Gile	Director of BMCA GP; Manager of BMC GP; Manager of Long/Short Credit GP; Manager of Kicking Horse GP; Manager of COF GP; Manager of Distressed GP; Manager of BMST GP

CUSIP No. 277461406

Todd Groome	Manager of Montenvers GP

Gary Linford	Director of BMCA GP; Manager of BMC GP; Manager of Long/Short Credit GP; Manager of Kicking Horse GP; Manager of COF GP; Manager of Distressed GP; Manager of BMST GP

William Reeves	Director of BMCA GP; Manager of BMC GP

David Rubenstein	Manager of Montenvers GP

Mark Shapiro	Director of BMCA GP; Manager of BMC GP; Manager of Long/Short Credit GP; Manager of Kicking Horse GP; Manager of COF GP; Manager of Distressed GP; Manager of Montenvers GP; Manager of BMST GP; Director of Timberline

Elli Stevens	Manager of Montenvers GP

The business address of each BlueMountain Fund (other than Guadalupe, BMST and Montenvers) and BMCA GP is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The business address of Guadalupe, BMST, each General Partner, the Ultimate General Partner, the Investment Manager, Mr. Feldstein, Mr. Liberman, Mr. Siderow, Mr. Smith, Mr. Dalton, Mr. Gerstein, Ms. Gile, Mr. Reeves, Mr. Rubenstein and Mr. Shapiro is 280 Park Avenue, 12th Floor, New York, New York 10017. The business address of Mr. Linford and Mr. Groome is c/o HighWater, Pavilion Commercial Centre, 1st Floor, 802 West Bay Road, P.O. Box 30599, KY1-1203, Grand Cayman, Cayman Islands. The business address of each of Montenvers, Montenvers GP and Ms. Stevens is 6D, Route de Treves, L-2633 Seningerberg, Luxembourg B176.316.

(f) Mr. Feldstein, Mr. Siderow, Mr. Smith, Mr. Dalton, Mr. Gerstein, Ms. Gile, Mr. Groome, Mr. Liberman, Mr. Reeves, Mr. Rubenstein and Mr. Shapiro are U.S. citizens. Ms. Stevens is a British citizen.

Item 5. Interest in Securities of the Issuer.

Paragraphs (a), (b) and (c) of Item 5 of the Schedule 13D are hereby deleted and replaced with the following:

(a-b) All percentages set forth in this Schedule 13D are based on the Issuer’s 42,430,666 shares of Common Stock outstanding as of March 1, 2017, as reported on the Issuer’s Form 10-K filed with the Securities and Exchange Commission on March 7, 2017 (“Form 10-K”), and are calculated assuming that the Warrants held by the applicable BlueMountain Funds, but no other Warrants, have been exercised. The information set forth in Rows 7-13 of each Cover Page of this Schedule 13D is hereby incorporated herein by reference.

BMCA GP, Montenvers GP, the General Partners, the Ultimate General Partner and the Investment Manager expressly declare that this filing shall not be construed as an admission that each is, for the purposes of sections 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this filing.

None of the Reporting Persons beneficially own any other shares of Common Stock or Warrants of the Issuer.

(c)	During the last 60 days, the BlueMountain Funds effected the following transactions:

Date	BlueMountain Fund	Security	Amount	Price per Share	Type of Transaction
March 10, 2017	Credit Alternatives	Common Stock	10,829	$12.01	open market sale
March 10, 2017	Guadalupe	Common Stock	693	$12.01	open market sale
March 10, 2017	Timberline	Common Stock	1,177	$12.01	open market sale
March 10, 2017	Kicking Horse	Common Stock	912	$12.01	open market sale

CUSIP No. 277461406

Date	BlueMountain Fund	Security	Amount	Price per Share	Type of Transaction
March 10, 2017	COF	Common Stock	6,906	$12.01	open market sale
March 10, 2017	Distressed	Common Stock	1,280	$12.01	open market sale
March 10, 2017	Montenvers	Common Stock	2,454	$12.01	open market sale
March 10, 2017	Strategic Credit	Common Stock	959	$12.01	open market sale
March 10, 2017	BMST	Common Stock	1,758	$12.01	open market sale
March 13, 2017	Credit Alternatives	Common Stock	26,644	$11.95	open market sale
March 13, 2017	Credit Alternatives	Common Stock	4,018	$12.20	open market sale
March 13, 2017	Guadalupe	Common Stock	1,705	$11.95	open market sale
March 13, 2017	Guadalupe	Common Stock	257	$12.20	open market sale
March 13, 2017	Timberline	Common Stock	2,896	$11.95	open market sale
March 13, 2017	Timberline	Common Stock	437	$12.20	open market sale
March 13, 2017	Kicking Horse	Common Stock	2,244	$11.95	open market sale
March 13, 2017	Kicking Horse	Common Stock	338	$12.20	open market sale
March 13, 2017	COF	Common Stock	16,992	$11.95	open market sale
March 13, 2017	COF	Common Stock	2,563	$12.20	open market sale
March 13, 2017	Distressed	Common Stock	3,149	$11.95	open market sale
March 13, 2017	Distressed	Common Stock	475	$12.20	open market sale
March 13, 2017	Montenvers	Common Stock	6,038	$11.95	open market sale
March 13, 2017	Montenvers	Common Stock	911	$12.20	open market sale
March 13, 2017	Strategic Credit	Common Stock	2,358	$11.95	open market sale
March 13, 2017	Strategic Credit	Common Stock	356	$12.20	open market sale
March 13, 2017	BMST	Common Stock	4,326	$11.95	open market sale
March 13, 2017	BMST	Common Stock	652	$12.20	open market sale
March 14, 2017	Credit Alternatives	Common Stock	10,038	$11.45	open market sale
March 14, 2017	Credit Alternatives	Common Stock	10,039	$11.65	open market sale
March 14, 2017	Credit Alternatives	Common Stock	50,195	$11.75	open market sale
March 14, 2017	Guadalupe	Common Stock	643	$11.45	open market sale

CUSIP No. 277461406

Date	BlueMountain Fund	Security	Amount	Price per Share	Type of Transaction
March 14, 2017	Guadalupe	Common Stock	642	$11.65	open market sale
March 14, 2017	Guadalupe	Common Stock	3,210	$11.75	open market sale
March 14, 2017	Timberline	Common Stock	1,091	$11.45	open market sale
March 14, 2017	Timberline	Common Stock	1,091	$11.65	open market sale
March 14, 2017	Timberline	Common Stock	5,455	$11.75	open market sale
March 14, 2017	Kicking Horse	Common Stock	846	$11.45	open market sale
March 14, 2017	Kicking Horse	Common Stock	846	$11.65	open market sale
March 14, 2017	Kicking Horse	Common Stock	4,230	$11.75	open market sale
March 14, 2017	COF	Common Stock	6,403	$11.45	open market sale
March 14, 2017	COF	Common Stock	6,402	$11.65	open market sale
March 14, 2017	COF	Common Stock	32,010	$11.75	open market sale
March 14, 2017	Distressed	Common Stock	1,186	$11.45	open market sale
March 14, 2017	Distressed	Common Stock	1,186	$11.65	open market sale
March 14, 2017	Distressed	Common Stock	5,931	$11.75	open market sale
March 14, 2017	Montenvers	Common Stock	2,275	$11.45	open market sale
March 14, 2017	Montenvers	Common Stock	2,275	$11.65	open market sale
March 14, 2017	Montenvers	Common Stock	11,374	$11.75	open market sale
March 14, 2017	Strategic Credit	Common Stock	888	$11.45	open market sale
March 14, 2017	Strategic Credit	Common Stock	889	$11.65	open market sale
March 14, 2017	Strategic Credit	Common Stock	4,445	$11.75	open market sale
March 14, 2017	BMST	Common Stock	1,630	$11.45	open market sale
March 14, 2017	BMST	Common Stock	1,630	$11.65	open market sale
March 14, 2017	BMST	Common Stock	8,150	$11.75	open market sale

Item 7. Material to be Filed as Exhibits.

The following shall be added to the end of Item 7:

7. Joint Filing Agreement dated March 15, 2017, attached as Exhibit 7 hereto.

SIGNATURES

After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement with respect to the undersigned is true, complete and correct.

Date: March 15, 2017

BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC

By:	/s/ ERIC M. ALBERT
Name:	Eric M. Albert, Chief Compliance Officer

BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ ERIC M. ALBERT
Name:	Eric M. Albert, Chief Compliance Officer

BLUE MOUNTAIN CREDIT GP, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ ERIC M. ALBERT
Name:	Eric M. Albert, Chief Compliance Officer

BLUE MOUNTAIN CA MASTER FUND GP, LTD.

By:	/s/ ANDREW FELDSTEIN
Name:	Andrew Feldstein, Director

BLUE MOUNTAIN CREDIT ALTERNATIVES MASTER FUND L.P. BY: BLUE MOUNTAIN CA MASTER FUND GP, LTD.

By:	/s/ ANDREW FELDSTEIN
Name:	Andrew Feldstein, Director

BLUEMOUNTAIN LONG/SHORT CREDIT GP, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ ERIC M. ALBERT
Name:	Eric M. Albert, Chief Compliance Officer

BLUEMOUNTAIN GUADALUPE PEAK FUND L.P.
BY: BLUEMOUNTAIN LONG/SHORT CREDIT GP, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ ERIC M. ALBERT
Name:	Eric M. Albert, Chief Compliance Officer

BLUEMOUNTAIN TIMBERLINE LTD.

By:	/s/ ANDREW FELDSTEIN
Name:	Andrew Feldstein, Director

BLUEMOUNTAIN KICKING HORSE FUND GP, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ ERIC M. ALBERT
Name:	Eric M. Albert, Chief Compliance Officer

BLUEMOUNTAIN KICKING HORSE FUND L.P.
BY: BLUEMOUNTAIN KICKING HORSE FUND GP, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ ERIC M. ALBERT
Name:	Eric M. Albert, Chief Compliance Officer

BLUEMOUNTAIN CREDIT OPPORTUNITIES GP I, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ ERIC M. ALBERT
Name:	Eric M. Albert, Chief Compliance Officer

BLUEMOUNTAIN CREDIT OPPORTUNITIES MASTER FUND I L.P.
BY: BLUEMOUNTAIN CREDIT OPPORTUNITIES GP I, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ ERIC M. ALBERT
Name:	Eric M. Albert, Chief Compliance Officer

BLUEMOUNTAIN DISTRESSED GP, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ ERIC M. ALBERT
Name:	Eric M. Albert, Chief Compliance Officer

BLUEMOUNTAIN DISTRESSED MASTER FUND L.P.
BY: BLUEMOUNTAIN DISTRESSED GP, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ ERIC M. ALBERT
Name:	Eric M. Albert, Chief Compliance Officer

BLUEMOUNTAIN MONTENVERS GP S.à r.l.

By:	/s/ ERIC M. ALBERT
Name:	Eric M. Albert, Chief Compliance Officer

BLUEMOUNTAIN MONTENVERS MASTER FUND SCA SICAV-SIF
BY: BLUEMOUNTAIN MONTENVERS GP S.à r.l.

By:	/s/ ERIC M. ALBERT
Name:	Eric M. Albert, Chief Compliance Officer

BLUEMOUNTAIN STRATEGIC CREDIT GP, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ ERIC M. ALBERT
Name:	Eric M. Albert, Chief Compliance Officer

BLUEMOUNTAIN STRATEGIC CREDIT MASTER FUND L.P.
BY: BLUEMOUNTAIN STRATEGIC CREDIT GP, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ ERIC M. ALBERT
Name:	Eric M. Albert, Chief Compliance Officer

BLUEMOUNTAIN SUMMIT OPPORTUNITIES GP II, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ ERIC M. ALBERT
Name:	Eric M. Albert, Chief Compliance Officer

BLUEMOUNTAIN SUMMIT TRADING L.P.
BY: BLUEMOUNTAIN SUMMIT OPPORTUNITIES GP II, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ ERIC M. ALBERT
Name:	Eric M. Albert, Chief Compliance Officer

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)